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                                                                     EXHIBIT 8.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             ASPEN WEST GROUP, INC.,

                                    WSL INC.

                                       AND

                        THE SOLE SHAREHOLDER OF WSL INC.




                                FEBRUARY 3, 1997



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                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into effective as of February 3, 1997, by and among Aspen West Group, Inc., a Delaware corporation ("Aspen"), WSL Inc., a California corporation (the "Company"), and Warren E. Levy, the sole shareholder of the Company (the "Shareholder").

                                    RECITALS

        A. The Shareholder owns beneficially and of record all of the outstanding shares of the Common Stock of the Company which comprise 2,675,000 shares (the "Company Common Stock") and all of the outstanding shares of the Series A Convertible Redeemable Preferred Stock of the Company which comprise 711,000 shares (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Shares"), such Company Common Stock and Company Preferred Stock being the only outstanding shares of the Company.

        B. Aspen and the Shareholder desire to exchange, in a tax-free exchange, 2,675,000 shares of Common Stock of Aspen (the "Aspen Common Stock") and



                                       1.

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711,000 shares of Series A Convertible Redeemable Preferred Stock of Aspen (the
"Aspen Preferred Stock" and, together with the Aspen Common Stock, the "Aspen Shares") for all of the Company Shares.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                    ARTICLE I

                             PLAN OF REORGANIZATION

        1. BOARD OF DIRECTORS' AND SHAREHOLDERS' APPROVAL. The respective boards of directors of Aspen and the Company have duly adopted and approved this Agreement, and this Agreement has been approved by the vote of the holders of at least a majority of the Common Stock of Aspen in accordance with the applicable provisions of the California Corporations Code.

        2. THE EXCHANGE. Subject to the terms and conditions hereof, Aspen will issue to the Shareholder (i) one (1) share of Aspen Common Stock in exchange for each share of Company Common Stock owned and held of record by the Shareholder, and (ii) one (1) share of Aspen Preferred Stock in exchange for each share of Company Preferred Stock owned and held of record by the Shareholder (the "Exchange").

        3. CANCELLATION OF SHARES. Immediately prior to the consummation of the Exchange, Aspen shall cancel an aggregate of 760,600 shares of its outstanding Common Stock, such that an aggregate of 1,613,450 shares of Common Stock of Aspen will be outstanding immediately prior to the Exchange.



                                       2.

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        4.     THE CLOSING; DELIVERY.

               a. Closing. Upon the satisfaction or satisfactory waiver of all conditions set forth in Article VI of this Agreement, the closing (the "Closing") of the Exchange shall take place at the offices of Troy & Gould, 1801 Century Park East, 16th Floor, Los Angeles, California 90067 at 3:00 p.m. on February 3, 1997, or such other place, time and date as the Shareholder, Aspen and the Company may mutually select (with the date of the Closing being referred to herein as the "Closing Date").

               b. DELIVERY OF SHARES. Subject to the terms of this Agreement, at the Closing, (i) Aspen will deliver to the Shareholder or his representative duly issued certificate(s) representing the 2,675,000 shares of Aspen Common Stock to be received by the Shareholder in the Exchange and the 711,000 shares of Aspen Preferred Stock to be received by the Shareholder in the Exchange, and
(ii) the Shareholder will deliver to Aspen the certificate(s) representing the 2,675,000 shares of Company Common Stock held by the Shareholder and the 711,000 shares of Company Preferred Stock held by the Shareholder, together with duly executed stock transfer power(s) for such certificates.

        5. EXEMPTION FROM REGISTRATION. The Aspen Shares to be issued in connection with the Exchange will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and exempt from registration or qualification under the California Corporate Securities laws and any other applicable state securities laws.

        6. DISSENTERS' RIGHTS. Holders of shares of Aspen's Common Stock who have complied with all requirements for perfecting the dissenters' rights as set forth in Chapter 13 of the California General Corporation Law are entitled to their rights under such laws. Aspen shall give the Company and the Shareholder prompt written notice of any assertions of dissenters' rights or withdrawals of assertions of dissenters' rights, and any other instrument in respect thereof received by Aspen and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal.

        7. TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a plan of reorganization within the meaning of Section 354 of the Internal Revenue Code of 1986, as amended (the "Code"), and to consummate the Exchange in accordance with Section 368(a)(1)(B) of the Code.

        8. ESCROW. 750,000 shares of the Aspen Common Stock (the "Escrow Shares") shall be held in escrow (the "Escrow"). The Escrow Shares shall be withheld from the Aspen Common Stock to be received by the Shareholder in the Exchange. To the extent that Aspen or any other indemnified party under Section
7.2 has a claim for indemnification or for a breach of, or default under this Agreement or the agreements, instruments or transactions contemplated hereby, Aspen and such other indemnified parties shall have recourse against the Escrow Shares in seeking satisfaction of such claims (which recourse shall be an exclusive remedy, except in the event of fraud or gross negligence) pursuant to
Article VII of this Agreement and pursuant to the terms of an escrow agreement ("Escrow Agreement") substantially in the form attached hereto as Exhibit A.



                                       3.

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        9. REGISTRATION RIGHTS. The shares of (i) Aspen Common Stock issued to the Shareholder in the Exchange, and (ii) Aspen Common Stock issuable upon conversion of the Aspen Preferred Stock shall be subject to certain registration rights pursuant to the terms of a registration rights agreement ("Registration Rights Agreement") substantially in the form attached hereto as Exhibit B.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                               AND THE SHAREHOLDER

        As an inducement to Aspen to enter into this Agreement, the Company and the Shareholder hereby make, as of the Closing Date, the following representations and warranties to Aspen, except as otherwise set forth in a written disclosure schedule delivered by the Company and the Shareholder to Aspen concurrently herewith, which is numbered to correspond to the various sections of this Agreement and which sets forth certain exceptions to the representations and warranties contained in this Article II and certain other information called for by this Agreement.

        1.     ORGANIZATION AND STANDING.

               a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect. Whenever used in this Article II, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company.

               b. Schedule 2.1 sets forth a complete and accurate list of (i) each location where the Company maintains an office or personnel or owns or leases real property, and (ii) each state or other jurisdiction in which the Company is legally qualified to transact business.

               c. The Company has delivered to Aspen complete and accurate copies of its Articles of Incorporation and Bylaws and minutes of all of its directors' and shareholders' meetings. The stock books of the Company provided to Aspen are complete and accurate as of the date hereof.

        2.     CAPITALIZATION.

               a. There are 2,675,000 outstanding shares of Company Common Stock, and 711,000 outstanding shares of Company Preferred Stock, all of which shares are owned beneficially and of record by the Shareholder. The Shareholder is the only holder of any of the capital stock of the Company. Except as set forth in this Section 2.a., there are no outstanding



                                       4.

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shares of capital stock of the Company and there exist no (i) outstanding options, warrants or other rights to purchase or subscribe for any equity securities or other ownership interests of the Company, (ii) indebtedness or securities directly or indirectly convertible into or exchangeable for any equity securities of the Company, or (iii) any other obligations, rights, agreements or arrangements, whether absolute or contingent, with respect to the issuance of any equity securities of the Company.

               b. Except as set forth on Schedule 2.2: (i) all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in full compliance with all applicable federal and state laws, rules and regulations and were not issued in violation of any preemptive rights; (ii) the Company has no obligation, whether absolute or contingent, to repurchase any of the issued and outstanding shares of Company Common Stock or Company Preferred Stock.

               c. Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Common Stock or Company Preferred Stock. Neither the Company nor the Shareholder is a party to, or is subject to, any agreement that affects or relates to the voting or giving of written consent with respect to any shares of Company Common Stock or Company Preferred Stock.

        3. SUBSIDIARIES AND JOINT VENTURES. Except as set forth in Schedule 2.3, the Company does not own, directly or indirectly, any interest in any corporation, partnership, joint venture, business, trust or other entity. There exist no obligations of the Company, whether absolute or contingent, to purchase or acquire any equity security or other ownership interest in any other business entity.

        4.     AUTHORITY, APPROVAL AND ENFORCEABILITY.

               a. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under and to approve this Agreement, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

               b. The execution and delivery by the Company of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement (collectively, together with the transactions contemplated by the Escrow Agreement and the Registration Rights Agreement, the "Transactions") will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of (i) its Articles of Incorporation or Bylaws, (ii) any statute, rule or regulation, or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to the Company, or (iii) except as set forth on Schedule 2.4, any material agreement, lease or other instrument to which it is a party or by which it or any of its assets may be bound.



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               c. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body which has not been obtained is required on the part of the Company for the consummation by it of the Transactions.

               d. This Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

        5. LICENSES AND PERMITS. The Company has, and at all times has held, all permits, licenses, orders, authorizations, registrations, qualifications, approvals and other analogous instruments (collectively, "Permits") (and each is in full force and effect) as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such Permits are otherwise required and where the failure to have such Permits would have a Material Adverse Effect. The Company is in compliance with all such Permits except where non-compliance will not have a Material Adverse Effect. There are no proceedings, pending or threatened, to revoke or terminate any such presently existing Permits and the Shareholder and the Company know of no reason why any such Permit would not be renewed in the ordinary course. The Company has made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect.

        6.     FINANCIAL STATEMENTS.

               a. The Company has delivered to Aspen complete copies of its unaudited balance sheet as of July 31, 1996 and the related unaudited statement of income (loss) and retained earnings (deficit) for the 12 months then ended, together with its unaudited balance sheet as of October 31, 1996, and the related unaudited statements of income (loss) and retained earnings (deficit) for the period then ended (collectively, the "Company Financials"). Except as set forth on Schedule 2.6, the Company Financials (i) have been prepared from the books and records of the Company in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior periods, and (ii) are complete and correct and present fairly the financial position of the Company as of the respective dates and the results of its operations and cash flows for the periods then ended.

               b. Except as set forth on Schedule 2.6, there is no material outstanding claim, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations reflected on the Company Financials, except for (i) liabilities and obligations incurred in the ordinary course of business since the most recent date of the Company Financials and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Company Financials.



                                       6.

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               c. All of the accounts receivable reflected on the Company
Financials and all accounts receivable incurred since that date are or have been fully collectible in the normal course of business and there are no known or asserted claims or other rights of set-off against any thereof, except to the extent of any reserves set forth therefor on the Company Financials and except as set forth on Schedule 2.6. Schedule 2.6 sets forth the aggregate amount of accounts receivable outstanding as of the date hereof by more than 90 and 120 days, respectively. Except as set forth on Schedule 2.6, as of the date hereof, there is (i) no account debtor whose obligation to the Company is reflected on the Company Financials that has refused (or, to the best knowledge of the Company and the Shareholder, threatened to refuse) to pay its obligations for any reason, (ii) to the best knowledge of the Company and the Shareholder, no account debtor whose obligation to the Company is reflected on the Company Financials that is insolvent or bankrupt, and (iii) no account receivable that is pledged to any third party by the Company.

               d. Schedule 2.6 sets forth the aggregate amount of accounts payable more than 90 and 120 days due, respectively, other than delinquencies having to do with normal trade disputes, none of which exceed $5,000 individually or $25,000 in the aggregate as of the date hereof.

               e. Except as set forth in Schedule 2.6, since the most recent date of the Company Financials, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. Except as set forth in Schedule 2.6, the values at which inventories are carried reflect the inventory valuation policy of the Company that is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

        7. MATERIAL CHANGES. Since October 31, 1996, except as is set forth on
Schedule 2.7, there has not occurred:

               a. Any material adverse change in the assets, liabilities, business, prospects, condition (financial or otherwise), or operating results of the Company from that reflected in the Company Financials or any one or more adverse changes that have resulted or may result in a loss to the Company of more than $10,000 in the aggregate;

               b. Any material increase in the indebtedness or liabilities of the Company over the level thereof as reflected on the most recent balance sheet included in the Company Financials, or any mortgage, pledge or encumbrance on any of the assets of the Company;

               c. Any amendment or modification of any Material Agreement (as defined below), or any termination of any agreement that would have been a Material Agreement were such agreement in existence on the date hereof;



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               d. Any creation of any written or oral agreement, contract, commitment or transaction involving the Company that extends beyond the first anniversary of the date hereof or that involves obligations thereunder in excess of $5,000;

               e. Any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash salary bonus to, any officer, director or employee of, or consultant to, the Company;

               f. Any transaction by the Company, whether or not covered by the foregoing, not in the ordinary course of business, including, without limitation, any purchase or sale of any asset;

               g. Any material alteration in the manner of keeping the books, accounts or records of the Company or in the accounting practices therein reflected;

               h. Any declaration or payment of any dividends or distributions by the Company, any acquisition or redemption by the Company of any of its equity securities or any loan by the Company to any of its security holders;

               i. Any loss or threatened loss of a material customer; or

               j. Any agreement to do any of the things described in subsections
(a) through (i) of this Section 2.7.

        8. RETURNS. Except as set forth on Schedule 2.8, since October 31, 1996, the Company has not had any of its products returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems, stock balancing, overstock and version changes and upgrades. The Company is not aware of any pending warranty claims other than those that arise in the ordinary course of business and that are not expected to require a bulk recall of products currently sold to customers or in the distribution channel.

        9.     ASSETS AND PROPERTIES.

               a. Except as set forth in Schedules 2.9(a) or (b) or Schedule 2.12, the Company has good title to, valid leasehold interests in, or other right to use all of the assets used in its operations prior to the date of this Agreement, including, without limitation, the assets reflected on the Company Financials (except for assets sold since the date of the balance sheet included in the Company Financials), free and clear of any mortgages, pledges, security interests, encumbrances, material restrictions or adverse claims. Except as set forth in Schedule 2.9(a), all of such assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

               b. Except as set forth in Schedule 2.9(a), since the most recent date of the Company Financials, there has not occurred any transfer of title from the Company (other than in the ordinary course of business), any abandonment, any pilferage or any other material loss by the Company with respect to any of its property, plant or equipment.



                                       8.

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               c. Schedule 2.9(b) sets forth a complete and correct list of each parcel of real property (collectively, the "Real Property") leased to the Company or otherwise used by the Company (a "Lease"). The Company does not own any real property. Except as set forth in Schedule 2.9(b):

                      i. Each Lease is a valid and binding obligation of the Company, and the Shareholder and the Company do not have any knowledge that any of such Leases are not valid and binding obligations of each of the other parties thereto;

                      ii. Neither the Company nor any other party to a Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company;

                      iii. All of the buildings, fixtures and other improvements located on the Real Property are in good operating condition and repair, and the operation thereof as presently conducted is not in violation of any material applicable code, zoning ordinance or other applicable law or regulation;

                      iv. The Company holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other permits and licenses required by applicable laws relating to the operation of the Real Property, except where the lack of any such permits or licenses will not have a Material Adverse Effect;

                      v. To the knowledge of the Company and the Shareholder, no portion of the Real Property (A) contains or has been used in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of waste contamination, PCBs, asbestos, or other hazardous or toxic substance and there is no contamination, whether of soil, ground water, or otherwise, or other condition that violates any applicable federal, state, local, or other law, regulation, code, order, or rule (an "Environmental Protection Law"), or requires reporting to any governmental authority; (B) contains underground tanks of any type, or any materials containing PCBs or any asbestos; or (C) contains any surface or sub-surface conditions that constitute, or that through the physical effects of the passage of time may constitute, a public or private nuisance;

                      vi. To the knowledge of the Company and the Shareholder, no portion of the Real Property has been designated, listed, or identified in any manner by the United States Environmental Protection Agency (the "EPA") or under and pursuant to any Environmental Protection Law as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site or candidate for removal or closure pursuant to any Environmental Protection Law; and

                      vii. The Company has not received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the



                                       9.

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EPA or any other federal, state, local or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law, concerning any intentional or unintentional action or omission (except any pertaining to emissions of fugitive dust and other non-hazardous particulates that are routinely corrected) by the Company constituting a violation or potential violation of any Environmental Protection Law, including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of hazardous waste or hazardous substance into the environment resulting in damage thereto or to the fish, shellfish, wildfish, biota and other natural resources, and there exist no facts that would be the basis for a finding of such a violation.

        10. INSURANCE. Schedule 2.10 sets forth a list of the insurance policies held by the Company. To the best knowledge of the Company and the Shareholder, the Company is in compliance with each of such policies such that none of the coverages provided under such policies has been invalidated.

        11.    MATERIAL AGREEMENTS AND RELATIONSHIPS.

               a. Except as set forth on Schedule 2.3, 2.9 or 2.11(a), the Company is not a party to or subject to any oral or written:

                      i. agreement presently in effect for the purchase of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders or aggregate purchase orders to a single vendor involving payments of less than $10,000;

                      ii. lease presently in effect relating to equipment, machinery or other personal property involving aggregate annual payments in excess of $10,000;

                      iii. agreement presently in effect for the sale or lease of products or furnishing of its services, except individual purchase orders or aggregate purchase orders from a single customer involving payments of less than $10,000;

                      iv. joint venture, partnership or other contract or arrangement presently in effect involving the sharing of profits other than license agreements;

                      v. agreement presently in effect relating to the purchase or acquisition, by merger or otherwise, of a significant portion of its business, assets or securities by any other person, or of any other person by it, other than as contemplated herein;

                      vi. agreement presently in effect containing a covenant or covenants which purport to limit its ability or right to engage in any lawful business activity material to it or to compete with any person or entity in a business material to it;

                      vii. agreement presently in effect pursuant to which it has appointed any organization or person to act as its distributor or sales agent or pursuant to which it has been appointed a distributor or sales agent by any third party (and, except as specified on Schedule 2.11(a), none of such agreements is an exclusive relationship);



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

                      viii. agreement presently in effect with any of its officers, directors, shareholders, any family relative of any of the foregoing, or any business or entity controlled by any of the foregoing or in which any of the foregoing has a material financial stake (excluding publicly traded companies in which the foregoing cumulatively hold less than a 5% equity interest);

                      ix. agreement presently in effect for the license (whether as licensor or licensee) of any patent, copyright, trade secret or other proprietary information;

                      x. agreement presently in effect involving payments to or obligations of it in excess of $10,000, not otherwise described in this Section 2.11;

                      xi. agreement of indebtedness or capital equipment leases presently in effect in excess of $10,000;

                      xii. agreement that relates to the borrowing or lending by the Company of any money;

                      xiii. agreement that creates or continues any material

claim, lien, charge or encumbrance against, or right of any third party with respect to, any material asset of the Company;

                      xiv. agreement or commitment relating to commission arrangements with others;

As used in this Section 2.11, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Agreements" means the agreements of the Company required to be disclosed on Schedule 2.11(a) and those that would have been required to be so disclosed but for their being specifically identified in other Schedules hereto.

               b. To the best knowledge of the Company and the Shareholder, except as set forth on Schedule 2.11(a), no party to any Material Agreement has committed a breach thereof or a default thereunder or intends to cancel, withdraw, modify or amend such Material Agreement.

               c. The Company has performed all material obligations required to be performed by it on or prior to the date hereof under each Material Agreement to which it is a party, except for such failures to perform, defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect. Except as disclosed in Schedule 2.11(c), the Shareholder and the Company have no reason to believe that the Company will not be able to fulfill, when due, all of its obligations under the Material Agreements that remain to be performed after the date hereof.

        12.    INTELLECTUAL PROPERTY RIGHTS.

               a. Except as set forth on Schedule 2.12: (i) the Company has full title and ownership of or rights to utilize all trademarks, license rights, service marks, trade names,



                                       11.

copyrights, trade secrets, proprietary rights, information and processes and all patents used in its business as now conducted (collectively, "Intellectual Property") without any infringement of the rights of others; (ii) to the best knowledge of the Company and the Shareholder, all Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned; (iii) except for agreements and licenses entered into in the ordinary course of business, there are no outstanding options, licenses, liens, encumbrances or agreements of any kind relating to the foregoing; (iv) the Company has not received any communications nor is the Company or the Shareholder aware of any entity alleging that the Company has infringed or, by conducting its business as currently conducted, would infringe any intellectual property right of any other person or entity; (v) the Company and the Shareholder are not aware of any infringement of the Intellectual Property by third parties; (vi) the Company has not received any communication from any governmental agency stating that the Company is not entitled to register, or receive patents for, any of its Intellectual Property; (vii) the Company is not aware that any of the employees or consultants of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote and secure the Intellectual Property of the Company or that would conflict with its business as conducted; (viii) neither the execution nor delivery of this Agreement, nor the carrying on of its business by its employees or consultants, nor the conduct of its business as currently conducted, will, to the best knowledge of the Company and the Shareholder, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants of the Company is now obligated; (ix) to the best knowledge of the Company and the Shareholder, each of the employees and consultants of the Company who participate in the creation of Intellectual Property, past and present, have executed, enforceable agreements with the Company assigning or licensing his or her rights in any Intellectual Property to the Company; (x) the Company does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it (except for inventions that the Company currently owns or has a right to utilize and which are set forth on Schedule 2.11(a) or Schedule 2.12). Schedule 2.12 also sets forth a complete and correct list of (x) all material patents, patent applications and trademarks (registered or unregistered) owned or licensed by the Company that are necessary for or used in its business as now conducted, and (y) all independent contractor or consulting agreements pursuant to which the Company provided consulting services which agreements require a consent or waiver to consummate the Transactions. All royalty obligations of the Company on current products are listed on Schedule 2.12. No unlicensed invention that is shown as being owned by any employee or consultant of the Company is necessary for the conduct of the business of the Company as presently conducted.

               b. To the best knowledge of the Company and the Shareholder, the Company is not making unauthorized use of any confidential information of third parties or any confidential information in which any of its present or past employees or other service providers has claimed a proprietary interest; and the Company is not aware of any facts that would give rise to such a claim.



                                       12.

               c. Without limiting the generality of the foregoing representations, except as set forth on Schedule 2.12:

                      i. to the knowledge of the Company and the Shareholder, the Company has satisfied all material obligations required to be satisfied on or prior to the date hereof pursuant to any and all consulting agreements pursuant to which the Company provided consulting services, and the Company is not using nor has it developed any derivatives or modifications pursuant to such consulting agreements, except as expressly authorized under such agreements;

                      ii. neither the Company nor the Shareholder is aware of any event that has occurred which would give rise to any present or future liability under any agreement to provide indemnification for infringement of any third party rights or otherwise; and

                      iii. the Company is not in arrears in the payment of any royalty obligations pursuant to any license agreements with third parties concerning the Intellectual Property.

        13.    EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFITS.

               a. Except as set forth on Schedule 2.13, there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between the Company on the one hand, and any current or former stockholder, officer, director, consultant, or agent of the Company on the other hand, that are currently in effect. Except as set forth on Schedule 2.13, there are no Employment Agreements or any other similar agreements to which the Company is a party under which the transactions contemplated by this Agreement (i) will require any payment by the Company or Aspen, or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of the Company or Aspen, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of the Company under any such Employment Agreement or other similar agreement.

               b. Schedule 2.13 lists all Employee Benefit Plans of the Company. The Company has made true and correct copies of all governing instruments and related agreements pertaining to such benefit plans available to Aspen.

               c. Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

               d. No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan, including the right to receive any parachute payment, as defined in
Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.



                                       13.

               e. No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle A of the Code Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor is there a basis for any such claim. No officer, director or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

               f. Other than routine claims for benefits, there is no claim pending or, to the knowledge of the Company or the Shareholder, threatened, involving any Employee Benefit Plan by any person against such plan or the Company or any ERISA Affiliate. There is no pending or, to the knowledge of the Company or the Shareholder, threatened proceeding involving any Employee Benefit Plan before the Internal Revenue Service, the U.S. Department of Labor or any other governmental authority.

               g. There is no violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan.

               h. Each Employee Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable law or required to be paid as expenses under such Employee Benefit Plan, and the Company and its ERISA Affiliates shall continue to do so through the Closing. Each Employer Benefit Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status.

               i. With respect to any group health plans maintained by the Company or its ERISA Affiliates, whether or not for the benefit of the employees of the Company, the Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. The Company is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any group health plan, or pursuant to any agreement or understanding.

               j. The Company has made available to Aspen a copy of the three
(3) most recently filed Federal Form 5500 series and accountant's opinions, if applicable, for each of its Employee Benefit Plans and all applicable Internal Revenue Service determination letters.

               k. For purposes of this Section 2.13, the following definitions shall apply:

                      i. "Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including without limitation
(i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan,



                                       14.

(vi) each deferred compensation plan, and (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them.

                      ii. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

                      iii. "Code" means the Internal Revenue Code of 1986, as amended.

                      iv. "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate covering employees or former employees of the Company.

                      v. "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA.

                      vi. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                      vii. "ERISA Affiliate" of any person means any other person that, together with such person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

                      viii. "Prohibited Transaction" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

        14.    LABOR AND EMPLOYMENT MATTERS.

               a. Except as set forth on Schedule 2.14, no collective bargaining agreement exists that is binding on the Company and, except as described on
Schedule 2.14, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 2.14 describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company.

               b. Except as set forth on Schedule 2.14, (i) there is no labor strike, dispute, slow down or stoppage pending or threatened, against or directly affecting the Company, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) the Company has not received notice and has no knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company.



                                       15.

               c. If required under the Workers Adjustment and Retraining Notification Act or applicable state law regulating plant closing or mass layoffs, the Company has timely caused there to be filed or distributed, as appropriate, all required filings and notices with respect to employment losses occurring through the Closing Date.

               d. The Company has complied and is currently complying, in respect of all employees of the Company, with all applicable laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines , except for such instances which are not, in the aggregate, material.

               e. All individuals who are performing or have performed services for the Company and are or were classified by the Company as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

        15. ENVIRONMENTAL AND SAFETY LAWS. The Company has, in all material respects, complied and is in compliance with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, use, sale, storage, handling, transfer and disposal of any Hazardous Substances, and the Company has not been alleged to be in violation of, or been subject to any administrative, judicial or regulatory proceeding pursuant to, such laws or regulations. As used herein, "Hazardous Substances" shall mean any asbestos, petroleum or any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including, without limitation, any material or substance which is designated or defined as a "hazardous substance," "hazardous waste" or "toxic substance" in (i) the Federal Water Pollution Control Act, 33 U.S.C. S 1251 et seq., and any amendments thereto, (ii) the Federal Resource Conservation and Recovery Act 42 U.S.C. SS 6901 et seq., and any amendments thereto, (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. S 9601 et seq., and any amendments thereto, or (iv) the Hazardous Material Transportation Act, 49 U.S.C. S 1801 et seq., and any amendments thereto.

        16. COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.16, the Company has complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to its business, except where non-compliance will not have a Material Adverse Effect. Except as set forth on Schedule 2.16, the Company has not received any governmental notice of any violation by the Company of any such laws, rules, regulation or orders.

        17. ABSENCE OF LITIGATION. Except as set forth on Schedule 2.17, the Company is not a party to any litigation, claim, arbitration, investigation or other proceeding, nor, to the best



                                       16.

knowledge of the Company or the Shareholder, is there any such litigation, claim, arbitration, investigation or other proceeding threatened against the Company. Neither the Company nor, to the best knowledge of the Company or the Shareholder, any of the Company's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to the Company or its business.

        18. NO BROKERS. Except as set forth in Schedule 2.18, neither the Company or the Shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

        19.    TAXES.

               a.     Definitions.  For purposes of this Agreement:

                      i. the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                      ii. the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

               b. Except as set forth in Schedule 2.19, the Company has completed and filed on a timely basis and in materially correct form all Returns required to be filed. As of the time of filing, the filed Returns did not materially misstate the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon and none of such Returns contains (or were required to contain in order to avoid the imposition of a penalty) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company will complete and file on a timely basis and in a materially correct manner all Returns required to be filed after the date of this Agreement and on or prior to the Closing, and will provide Aspen the reasonable opportunity to review and comment on any such Return prior to its filing.

               c. Except as set forth in Schedule 2.19, with respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is liable, whether to taxing



                                       17.

authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of Closing, all applicable Tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by the Company to taxing authorities or others have been paid or, if due but remain payable without penalty or interest, have been adequately reserved for. The Company does not owe any Taxes on compensation paid to any of its employees, other than Taxes that are not yet due and payable. No director, officer or employee of the Company having responsibility for tax matters is in discussions with tax authorities or has reason to believe that any tax authority has valid grounds to claim or assess any additional Tax with respect to the Company in excess of the amounts shown on the balance sheet dated October 31, 1996.

               d. Except as set forth on Schedule 2.19: (i) the Returns of the Company have not been audited nor are such Returns under audit by any tax authority, and the Company has not received notice of a forthcoming audit of its Returns; (ii) no claim has been made by a Tax authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Tax by that jurisdiction; (iii) no extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from the Company; and (iv) no power of attorney granted by the Company with respect to Taxes is in force.

               e. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

               f. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

               g. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes. The Company has not made an election under Section 1361 of the Code or any predecessor provision or any similar provision for state, local or other Tax purposes. The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it. The Company has not made nor will it make a consent dividend election under Section 565 of the Code.

               h. The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. The Company has always used and continues to use the accrual method of accounting for federal and state income and franchise Tax purposes. The Company has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or the Shareholder from any taxable period ending on or before the Closing Date to any taxable period ending after such date. The Company is not a party to or bound by any closing agreement, offer in compromise or similar agreement with any Taxing authority.



                                       18.

               i. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, due to the Exchange or any change of control of the Company or any other transaction contemplated by this Agreement.

               j. The Company is not, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               k. The Shareholder is a United States person within the meaning of the Code.

               l. Except as set forth in Schedule 2.19, the Company does not have, and never has had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and the Company has not engaged in a trade or business within any foreign country. The Company has not made a "waters-edge election" pursuant to California Revenue and Tax Code Section 25110.

               m. Except as set forth in Schedule 2.19, the Company is not a party to any joint venture, partnership, or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income tax purposes.

               n. Except as set forth on Schedule 2.19, the unpaid Taxes of the Company as of the date hereof are not materially in excess of the unpaid liability for Taxes reflected on the most recent Company Financials heretofore provided to Aspen. No material Tax liability of the Company has been incurred since October 31, 1996 other than in the ordinary course of business.

               o. Schedule 2.19 sets forth all state, local or foreign jurisdictions in which the Company is or at any time during the past five years has been subject to Tax.

        20. COMPLIANCE WITH INSTRUMENTS. Except as set forth in Schedule 2.20, the Company is not (and would not be with the giving of notice or the passage of time or both) in violation of, conflict with, breach of or default under any term or provision of its Articles of Incorporation or Bylaws, or any agreement, arrangement, contract, lease or other instrument to which it or its properties is subject except where such would not have a Material Adverse Effect.

        21. RELATED PARTY TRANSACTIONS. Except for matters arising in the ordinary course of business or as set forth in Schedule 2.21, (a) no employee, officer or director of the Company or the Shareholder, any family relative of any of the foregoing, or any business or entity controlled by any of the foregoing or in which any of the foregoing has a material financial stake (excluding publicly traded companies in which the foregoing cumulatively hold less than a 5% equity interest) (collectively, "Related Parties"), is indebted to the Company, (b) the Company is not indebted (or committed to make loans or extend or guarantee credit) to any Related Party, and (c) the Company has not engaged in any transaction with any Related Party in which the amount involved exceeds $10,000, since the beginning of the two most recently completed fiscal years of the Company prior to the date hereof. To the knowledge of the Company and the



                                       19.

Shareholder, Schedule 2.21 sets forth a complete and correct list of all businesses and entities constituting Related Parties with which the Company has either a business relationship or competes.

        22. NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on
Schedule 2.22 hereto, (a) the Company has not granted any general or special powers of attorney and (b) the Company has no obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, consignor, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

        23. CORPORATE BOOKS. The corporate minute books of the Company are complete, each of the minutes contained therein accurately reflect the actions that were taken at the meeting for which the minutes were taken, the meetings of directors or shareholders referred to in the minutes were duly called and held, and the signatures contained on all documents in the minute books are the true signatures of the persons purporting to have signed the same.

        24. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any employee, agent or other person acting on behalf of the Company, including, but not limited to, the Shareholder, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (a) that would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) that, if not given in the past, would have had a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company.

        25. DISCLOSURE; ACCURACY OF DOCUMENTS AND INFORMATION; SCHEDULES. The Company and the Shareholder have disclosed all events, conditions and facts materially affecting the business and prospects of the Company. No representation, warranty or statement made by or on behalf of the Company or the Shareholder in this Agreement, or any document furnished by the Company or the Shareholder pursuant to the terms of this Agreement or otherwise provided to Aspen, when taken together with this Agreement in its entirety and all such documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding specific cross references in the Schedules herein, any disclosure under any Schedule shall be deemed to be a disclosure applicable to all representations and warranties of the Company and the Shareholder under this Agreement and under all other Schedules. To the extent that the Schedules contain exceptions to the representations and warranties set forth in Article II and III of this Agreement, the inclusion of an item in any Schedule shall not be deemed an admission by the Company or the Shareholder that such item is material to the Company or such Shareholder or that it will have a material adverse effect on the business, condition, results of operations or prospects of the Company.



                                       20.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE

                                   SHAREHOLDER

        As an inducement to Aspen to enter into this Agreement, the Shareholder hereby makes, as of the date of the Closing, the following representations and warranties to Aspen:

        1.     AUTHORITY, APPROVAL AND ENFORCEABILITY.

               a. The Shareholder has full power and authority to execute, deliver and perform his obligations under this Agreement and the Escrow Agreement and to consummate the Transactions, and all action on his part necessary for such execution, delivery, performance and consummation has been duly taken.

               b. The execution and delivery by such Shareholder of this Agreement does not, and the performance and consummation of the Transactions will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to such Shareholder, or any agreement or other instrument to which he is a party or to which any of his assets is subject.

               c. This Agreement and the Escrow Agreement are the Shareholder's legal, valid and binding obligations, enforceable against him in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

               d. The Shareholder is the record and beneficial owner of all of the 2,675,000 outstanding shares of Company Common Stock and all of the 711,000 outstanding shares of Company Preferred Stock, free and clear of any and all claims, liens, encumbrances or security interests.

        2. INVESTMENT INTENT. The Shareholder is acquiring the shares of Aspen Common Stock and Aspen Preferred Stock to be issued in the Exchange for investment purposes for his own account and without a view to distribution or resale thereof.

        3. NO FAIRNESS DETERMINATION. The Shareholder is aware that no federal, state or other agency has made any finding or determination as to the fairness of the Exchange, nor made any recommendation or endorsement of the Aspen Shares.

        4. KNOWLEDGE AND EXPERIENCE. The Shareholder has such knowledge and experience in financial and business matters, including investments in other start-up companies, that he is capable of evaluating the merits and risks of the investment in the Aspen Shares, and



                                       21.

he is able to bear the economic risk of such investment. Further, the Shareholder has knowledge and experience in financial and business matters that he has the capacity to protect his own financial interests in connection with the Exchange, of evaluating the merits and risks of an investment in the Aspen Shares and of making an informed investment decision with respect to the Aspen Shares.

        5. ACCREDITED. The Shareholder represents that he is an accredited investor as that term is defined under Regulation D promulgated by the Securities and Exchange Commission.

        6. LIMITED PUBLIC MARKET; RESTRICTED SECURITIES. The Shareholder is aware that Aspen's shares of common stock are traded in the over-the-counter market and are not listed or quoted on any exchange or on Nasdaq. There is currently only a very limited public market for Aspen's securities. The Shareholder understands that the Aspen Shares are restricted securities and cannot be sold or transferred without an exemption from or registration under applicable state and federal securities laws. The Shareholder further understands that the shares of Aspen Common Stock and Aspen Preferred Stock will be characterized as "restricted securities" under federal securities laws inasmuch as they are being acquired from Aspen in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Shareholder represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Shareholder is aware that the certificates representing the Aspen Common Stock and Aspen Preferred Stock will bear a legend regarding such restrictions on resale.

        7. ACCESS TO DATA. The Shareholder has had an opportunity to discuss Aspen's business, management and financial affairs with Aspen's management and to obtain any additional information the Shareholder has deemed necessary or appropriate for deciding whether or not to enter into this Agreement. The Shareholder acknowledges that no warranties or representations, oral or written, have been made to him by Aspen or any of its officers, directors, or other affiliates except as expressly set forth in this Agreement.

        8. NO OPERATIONS; NO ASSURANCE OF CONSUMMATION OF REORGANIZATION. The Shareholder acknowledges that he is aware that Aspen currently conducts no operations except in connection with Aspen's plan to effect a reorganization with the Company hereunder. In addition, the investment in the Aspen Shares will constitute a substantial risk in that there can be no assurance that such transactions contemplated under this Agreement will result in profitable operations of the combined entities.

        9. RELIANCE AND INDEMNIFICATION. The Shareholder is aware that Aspen is relying on the accuracy of the above representations to establish compliance with Federal and state securities laws.



                                       22.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF

                                      ASPEN

        As an inducement to the Company and the Shareholder to enter into this Agreement, Aspen hereby makes, as of the Closing Date, the following representations and warranties to the Company and the Shareholder, except as otherwise set forth in a written disclosure schedule delivered by Aspen to the Company and the Shareholder concurrently herewith, which is numbered to correspond to the various sections of this Agreement and which sets forth certain exceptions to the representations and warranties contained in this
Article IV and certain other information called for by this Agreement.

        1. ORGANIZATION AND STANDING. Aspen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this Article IV, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of Aspen.

        2.     CAPITALIZATION.

               a. Immediately prior to the Closing and immediately prior to the cancellation of 760,600 shares of Aspen's Common Stock, Aspen's authorized capital stock shall include only two authorized classes of capital stock, consisting of one million (1,000,000) shares of Preferred Stock, $.001 par value per share, of which no shares shall be outstanding, and ten million (10,000,000) shares of a sole class of Common Stock, $.001 par value per share, of which 2,374,050 shares shall be outstanding. All such shares of Common Stock have been issued in transactions exempt from registration under the Securities Act, and 1,388,050 of such shares of Common Stock were issued pursuant to Rule 504 of Regulation D under the Securities Act and are not "restricted" shares as defined in Rule 144 under the Securities Act. There are approximately 170 holders of shares of the Common Stock of Aspen. Except as contemplated in this Agreement and as set forth in this Section 4.a., there are no outstanding shares of capital stock of Aspen and there exist no (i) outstanding options, warrants, or other rights to purchase or subscribe for any equity securities or other ownership interests of Aspen, (ii) indebtedness or securities directly or indirectly convertible into or exchangeable for any equity securities of Aspen, or (iii) any other obligations, rights, agreements or arrangements, whether absolute or contingent, with respect to the issuance of any equity securities of Aspen.

               b. Except as set forth on Schedule 4.2, (i) all of the issued and outstanding shares of Aspen Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in full compliance with all applicable federal and state laws, rules and regulations and were not issued in violation of any preemptive rights; and (ii) Aspen has no



                                       23.

obligation, whether absolute or contingent, to repurchase any of the issued and outstanding shares of Aspen Common Stock.

               c. Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Aspen Common Stock. Aspen is not a party to, nor is Aspen subject to, any agreement that affects or relates to the voting or giving of written consent with respect to any shares of Aspen Common Stock.

        3.     AUTHORITY, APPROVAL AND ENFORCEABILITY.

               a. Subject to obtaining the required approval of Aspen's stockholders, which approval shall be obtained prior to the Closing Date, Aspen has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Escrow Agreement (as defined herein), as the case may be, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

               b. The execution and delivery by Aspen of this Agreement and the Escrow Agreement do not, and the performance and consummation of the Transactions will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of its (i) Certificate of Incorporation or Bylaws, (ii) any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to it, or (iii) any material agreement, lease or other instrument to which Aspen is a party or to which it or any of its assets may be bound.

               c. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Aspen for the consummation by Aspen of the Transactions, except any approvals or filings required under state "blue sky" laws.

               d. This Agreement and the Escrow Agreement are the legal, valid and binding obligations of Aspen, enforceable against Aspen in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

        4. FINANCIAL STATEMENTS AND REPORTS. Aspen has delivered to the Company and the Shareholder complete copies of its audited balance sheet as of June 30, 1996, and the related audited statement of income (loss) and retained earnings (deficit) for the period commencing September 29, 1995 and ended June 30, 1996, together with its unaudited balance sheet as of January 15, 1997 (collectively, the "Aspen Financials"). Except as set forth on Schedule 4.4, the Aspen Financials (i) have been prepared from the books and records of Aspen in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior periods, and (ii) are complete and correct and present fairly the financial position of the Company



                                       24.

as of the respective dates and the results of its operations and cash flows for the periods then ended.

        5. MATERIAL CHANGES. Aspen is engaged in no active business and conducts no active operations. Since June 30, 1996, there has been no material change in Aspen's financial condition, assets or liabilities, except as set forth in
Schedule 4.5.

        6. ASPEN SHARES. The Aspen Shares to be issued to the Shareholder as contemplated hereunder are (i) duly authorized, and (ii) when issued and exchanged pursuant to the terms of this Agreement, will be validly issued, fully paid, non-assessable and not subject to any preemptive rights.

        7. LITIGATION. There are no (a) actions, proceedings or investigations pending or threatened, or verdicts or judgments entered against Aspen before any court or before any administrative agency or officer or (b) violations by Aspen of any foreign, federal, state or local laws, regulations or orders, including but not limited to laws pertaining to workplace safety and environmental clean-up.

        8. TAX RETURNS AND PAYMENTS. Aspen has timely filed or caused to be filed and accurately prepared all federal and state income tax returns and all other federal and state tax returns which are required to be filed by Aspen. Aspen has no knowledge that the federal and state tax returns of Aspen are now being or have ever been audited by the Internal Revenue Service or the California Franchise Tax Board or State Board of Equalization, respectively, and no waivers of the applicable statute of limitations have been executed.

        9. MATERIAL LICENSES, AGREEMENTS, RELATED PARTY AGREEMENTS. As of the date of this Agreement, except as set forth in Schedule 4.9, Aspen is not a party to, nor is its property bound by, any written or oral, express or implied agreement, contract, or any other contractual obligation including without limitation any real or personal property leases, any employment agreements, any license agreements, any consulting agreements, any personal services agreements, any franchises, or any other agreements that require Aspen to pay any monies or deliver any assets or services.

        10. REGISTRATION RIGHTS. Except as contemplated in this Agreement, Aspen is not a party to any "registration rights agreement" or any similar agreement pursuant to which any person or entity would have the right to cause, under any circumstances, the registration of Aspen's securities under the Securities Act.

        11. LIABILITIES. Aspen does not have any debt, liability or obligation of any nature, whether accrued, absolute or contingent, and whether due or to become due, which exceeds $12,000, either individually or in the aggregate.

        12. NO BROKERS. Except as set forth in Schedule 4.12, Aspen is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.



                                       25.

        13. TAX-FREE REORGANIZATION. Aspen has not engaged in any transaction which it believes would preclude the transactions contemplated hereby from constituting a "reorganization" within the meaning of Section 368 of the Code.

        14. ACCESS TO DATA. Aspen has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and to obtain any additional information Aspen has deemed necessary or appropriate for deciding whether or not to enter into this Agreement. Aspen acknowledges that no warranties or representations, oral or written, have been made to it by the Shareholder, the Company, or any of the Company's officers, directors, or other affiliates except as expressly set forth in this Agreement.

        15. DISCLOSURE; ACCURACY OF DOCUMENTS AND INFORMATION; SCHEDULES. Aspen has disclosed all events, conditions and facts materially affecting the business and prospects of Aspen. No representation, warranty or statement made by Aspen in this Agreement, or any document furnished by Aspen pursuant to the terms of this Agreement or otherwise provided to the Company, when taken together with this Agreement in its entirety and all such documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding specific cross references in the Schedules herein, any disclosure under any Schedule shall be deemed to be a disclosure applicable to all representations and warranties of Aspen under this Agreement and under all other Schedules. To the extent that the Schedules contain exceptions to the representations and warranties set forth in Article IV of this Agreement, the inclusion of an item in any Schedule shall not be deemed an admission by Aspen that such item is material to Aspen or that it will have a material adverse effect on the business, condition, results of operations or prospects of Aspen.

        16. RULE 15c2-11 DISCLOSURE. All information provided by Aspen to broker-dealers or others pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise was, at the time such information was disseminated, accurate in all material respects. Aspen has filed all Rule 15c2-11 information required to be filed as of the Closing Date for the Aspen Common Stock to be quoted on the over-the-counter market as of the Closing Date.

        17. EMPLOYEES AND ASSETS. Aspen has no employees other than its two officers and owns no assets or property other than the assets listed on its January 15, 1997, balance sheet.

                                    ARTICLE V

                             POST-CLOSING COVENANTS

        1. CONFIDENTIALITY. All information relating to the Company obtained by Aspen and its authorized representatives pursuant to this Agreement, and all information relating to Aspen obtained by the Company or the Shareholder and their authorized representatives pursuant to this Agreement, shall be kept confidential by the obtaining party and shall not be publicly disclosed or used by it without the written consent of the other party for any purpose other than in connection with the transactions contemplated by this Agreement; provided, however, that the



                                       26.

foregoing shall not apply to (i) any information generally available to the public on the date hereof or that becomes generally available to the public through no fault of the obtaining party, but only from and after the date such information becomes so available, (ii) any information obtained by the obtaining party from a third party having the right to disclose such information, or (iii) information required to be disclosed to comply with any federal or state securities laws. The terms of this Section 5.1 shall survive termination of this Agreement.

        2. FURTHER ASSURANCES. After the Closing, each party hereto shall execute and deliver such further instruments and take such further actions as any other party hereto may reasonably request in order to carry out the intent of this Agreement.

        3. ASPEN POST-CLOSING COVENANTS. The parties hereto agree to the following covenants to Aspen's operation after the Closing:

               a. Aspen shall not conduct a reverse stock split for a period of two years after the Closing Date unless such a reverse split is required by the underwriters in a registered public offering of Aspen's capital stock; or such reverse split is necessary to obtain approval for quotation of Aspen's stock on Nasdaq.

               b. Aspen shall maintain an independent transfer agent for a period of at least one year after the Closing Date;

               c. After the Closing, Aspen shall be obligated to continue to comply with disclosure information required by Rule 15c2-11 under the Exchange Act (unless Aspen shall become subject to the reporting requirements of Section 13 of the Exchange Act), and Standard and Poor's and/or Moody's listing requirements for a period of at least three years after the Closing Date so as to permit Aspen's eligible unrestricted stock to be traded over-the-counter on the NASD electronic bulletin board.

               d. After the Closing, the authorized number of Board members of Aspen shall be five (5), and the Board members of Aspen as of the time of the Closing shall promptly appoint to the Board of Aspen the two members of the Board of the Company immediately prior to the Closing to fill two of the vacancies on the Aspen Board and shall immediately thereafter resign from the Aspen Board.

               e. Immediately after the Closing, Aspen shall enter into an Employment Agreement with the Shareholder in substantially the form attached hereto as Exhibit C.

                                   ARTICLE VI

                             CONDITIONS TO EXCHANGE

        1. CONDITIONS TO OBLIGATIONS OF ASPEN, THE SHAREHOLDER AND THE COMPANY. The respective obligations of Aspen, the Shareholder and the Company to consummate the transactions contemplated hereby are subject to satisfaction (or waiver by each party whose obligation is subject to such condition) of the following conditions:



                                       27.

               a. The parties hereto shall have obtained all consents and approvals of shareholders and third parties (including governmental authorities) required to consummate the Transactions.

               b. Consummation of the Transactions shall not violate: (i) any order, decree or judgment of any court or governmental body having jurisdiction, or (ii) any contract, agreement or other obligation of any party hereto.

               c. Aspen shall have obtained all necessary Blue Sky approvals for the issuance of the Aspen Shares required to be obtained prior to the Effective Time.

               d. The Escrow Agreement and the Registration Rights Agreement shall be executed and delivered by the parties thereto.

               e. Aspen and the Company shall collaborate on the preparation and dissemination of an offer, which the Company shall approve and recommend, to the Shareholder, to exchange the outstanding shares of the Company Common Stock and Company Preferred Stock for a like number of shares of Aspen Common Stock and Aspen Preferred Stock.

               f. The parties shall have made best efforts to structure the Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code.

        2. CONDITIONS TO OBLIGATIONS OF ASPEN. The obligations of Aspen to consummate the transactions contemplated hereby are subject to satisfaction (or waiver by them) of the following conditions:

               a. All representations and warranties of the Company and the Shareholder made herein shall be true and correct in all material respects as of the date made and as of the Closing Date as if made on and as of the Closing Date. Each of the Company and the Shareholder shall have performed in all material respects all obligations and agreements undertaken to be performed by them at or prior to the Closing.

               b. Aspen shall have received at the Closing an opinion of counsel to the Company and the Shareholder in a form satisfactory to Aspen.

               c. Rawlings Sporting Goods Company shall have provided the Company with a commitment to enter into a new exclusive license agreement with the Company (dba Rawlings Golf) to, among other things, extend the term of the existing exclusive License Agreement dated March 29, 1990, to August 31, 2002.

               d. Each officer and director of the Company shall have entered into proprietary information agreements with the Company on terms acceptable to Aspen.

        3. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDER. The obligations of the Company and the Shareholder to consummate the transactions contemplated hereby are subject to satisfaction (or waiver by them) of the following conditions:



                                       28.

               a. All representations and warranties of Aspen made herein shall be true and correct in all material respects as of the date made and as of the Closing Date. Aspen shall have performed in all material respects all obligations and agreements undertaken to be performed by it at or prior to the Closing.

               b. Aspen shall have caused 760,600 of its outstanding shares of Common Stock to be cancelled such that at the time of the Closing there shall be an aggregate of 1,613,450 shares of Common Stock outstanding.

               c. Aspen shall have in its bank account at least $50,000 in cash at the time of the Closing.

               d. The Company and the Shareholder shall have received at the Closing an opinion of counsel to Aspen substantially in a form satisfactory to the Company and the Shareholder.

                                   ARTICLE VII

                                    INDEMNITY

        1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; NO SUBROGATION.

               a. All representations, warranties, covenants and agreements of Aspen, the Company and the Shareholder contained in this Agreement shall survive the execution and delivery of this Agreement, the Closing and the consummation of the Transactions for a period of one (1) year from the date of this Agreement, except that (i) the representations contained in Section 2.2 (Capitalization) shall survive beyond such one year period, and (ii) in the case of fraud or gross negligence, the representations and warranties shall survive beyond such one year period. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

               b. The Escrow Shares shall be withheld from the Shareholder and shall be delivered into Escrow on the Closing Date pursuant to the Escrow Agreement, and, except in the case of fraud or gross negligence on the part of the Shareholder, and except with respect to the representations contained in
Section 2.2 (Capitalization), the liability of the Shareholder under this Agreement shall be limited to the return of Escrow Shares in the manner determined pursuant to the Escrow Agreement.

               c. If the Shareholder is determined to be liable, or make any payment or forfeit Escrow Shares, in respect of an alleged breach by the Company or the Shareholder of, or default by the Company or the Shareholder under, this Agreement or any of the agreements or transactions contemplated hereby, then (i) the Shareholder shall not be subrogated, and hereby waives any right of subrogation, to the rights of Aspen against the Company in respect thereof, and
(ii) the Shareholder hereby waives any right to indemnification or contribution from the Company in respect thereof.



                                       29.

        2. INDEMNIFICATION OF ASPEN AND THE ESCROW DEPOSIT OF ASPEN SHARES.

               a. INDEMNITY. For a period of one (1) year from the Closing Date (the "Indemnity Period"), the Shareholder agrees to indemnify, defend and hold harmless Aspen, and its directors and officers, and each other person, if any, who controls Aspen within the meaning of the Securities Act, and their respective affiliates, successors, assigns, agents and representatives, as such persons existed immediately prior to the Closing (collectively, the "Indemnified Parties") against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties (including, without limitation, interest, penalties, settlement costs and any legal, accounting or other fees and expenses for investigating or defending any claims or threatened actions) (collectively, "Losses") that any of the Indemnified Parties may incur or suffer, together with interest on cash disbursements in connection therewith at the rate of ten percent (10%) per annum from the date such cash disbursements were made until paid by the Shareholder, in connection with each and all of the following:

                              (i) Any misrepresentation in or inaccuracy of any
of the representations or warranties of the Company or the Shareholder contained in Article II or Article III of this Agreement or in any written statement or certificate furnished by or on behalf of the Company or the Shareholder pursuant to this Agreement; or

                                    (ii) Any breach of or default under any
covenant, agreement or obligation of the Company or the Shareholder contained in this Agreement or in any other agreement or instrument contemplated by this Agreement.

        Notwithstanding the foregoing, the Indemnity Period shall extend beyond one year in the case of (i) fraud or gross negligence, and (ii) any misrepresentation in or inaccuracy of the representations contained in Section
2.2 (Capitalization).

        No claim, demand, suit or cause of action shall be brought against the Shareholder under this Section 7.2(a) unless and until the aggregate amount of claims under this Section 7.2(a) exceeds $50,000, in which event each of the Indemnified Parties shall be entitled to indemnification from the Shareholder for all claims under this Section 7.2(a) relating back to the first dollar.

               b.     Escrow.

                              (i) The Escrow Shares shall be fully available for
satisfaction of all claims of the Indemnified Parties under Section 7.2(a) which they may have thereunder, whether in connection with third party claims or otherwise. If any Indemnified Party under this Section 7.2 elects to make any claim against the Shareholder, it shall promptly give written notice thereof to the Escrow Agent (as defined in the Escrow Agreement) and the Shareholder, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If the Shareholder objects to the allowance of any such claims, he shall give written notice to such Indemnified Party and the Escrow Agent within twenty (20) days following receipt of such notice of claim, advising such Indemnified Party and the Escrow



                                       30.

Agent that it does not consent to the delivery of any or some of the Escrow Shares out of escrow for application to such claims. If no such written notice is provided by the Shareholder and received by such Indemnified Party and the Escrow Agent within twenty (20) days following the Escrow Agent's receipt of such notice of claim (the "Notice Period"), the Escrow Agent shall, within five business days after the expiration of the Notice Period, deliver out of Escrow the lesser of: (i) the number of the Escrow Shares (in whole shares) that have an aggregate market value (determined as provided below) most nearly equal to the amount of the claim or claims thus to be satisfied, or (ii) all of the Escrow Shares. If the Shareholder provides such Indemnified Party and the Escrow Agent with written notice within the Notice Period that the Shareholder objects to such application of the Escrow Shares after a claim has been made, the Escrow Agent shall hold in Escrow the number of the Escrow Shares (in whole shares) that have an aggregate market value (determined as provided below) most nearly equal to the amount of the claim or claims then made until the rights of the respective parties have been agreed upon between the Shareholder and Aspen in accordance with the Escrow Agreement and the Escrow Agent receives written notice accordingly.
                                    (ii) For purposes of the indemnification set
forth in this Article VII as it relates to the Escrow Shares, the fair market value of one Aspen Share shall be equal to $2.00.

                                    (iii) The Escrow shall terminate (except to
the extent that claims against the Escrow Shares have been submitted or notice of the claim has been provided during such escrow period) one year after the Closing Date (referred to herein as the "Escrow Termination Date").

               c. No Waiver. In any case in which claims have been asserted or are pending prior to the Escrow Termination Date, all parties agree that the indemnity obligations of the Shareholder with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by resolution of such matters in accordance with the terms of this Agreement and/or the Escrow Agreement. No disclosure by the Company or the Shareholder other than as set forth in this Agreement or the Schedules hereto nor any investigation made by or on behalf of Aspen with respect to the Company or the Shareholder nor any disclosure made to Aspen pursuant to this Agreement shall be deemed to affect Aspen's reliance on the representations and warranties made by the Company or the Shareholder contained in this Agreement and shall not constitute a waiver of Aspen's rights to indemnity as herein provided for the misrepresentations in or inaccuracy of any of the Company's or the Shareholder's representations or warranties under this Agreement.

        3. INDEMNIFICATION OF THE COMPANY AND THE SHAREHOLDER.

               a. Indemnity. During the Indemnity Period, Aspen agrees to indemnify, defend and hold harmless the Company and the Shareholder, and their respective successors, assigns, agents and representatives, (collectively, the "Company Indemnified Parties") against and in respect of any Losses that the Company Indemnified Parties may incur or suffer, together with interest on cash disbursements in connection therewith at the rate of ten percent (10%) per annum from the date such cash disbursements were made until paid by Aspen, in connection with each and all of the following:



                                       31.

                              (i) Any misrepresentation in or inaccuracy of any
of Aspen's representations or warranties contained in Article IV of this Agreement or in any written statement or certificate furnished by or on behalf of Aspen pursuant to this Agreement; or

                              (ii) Any breach of or default under any covenant,
agreement or obligation of Aspen contained in this Agreement or any other agreement or instrument contemplated by this Agreement.

               b. NO WAIVER. In any case in which claims have been asserted or are pending, all parties agree that the indemnity obligations of Aspen with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by resolution of such matters in accordance with the terms of this Agreement. No disclosure by Aspen other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of the Shareholder with respect to Aspen shall be deemed to affect the Shareholder's reliance on the representations and warranties made by Aspen contained in this Agreement and shall not constitute a waiver of the Shareholder's rights to indemnity as herein provided for the misrepresentations in or inaccuracy of any of Aspen's representations or warranties under this Agreement.

        4. PROCEDURE FOR INDEMNIFICATION OF ASPEN WITH RESPECT TO NON-THIRD PARTY CLAIMS. Whenever any claim shall arise for indemnification by the Shareholder pursuant to Section 7.2 (but excluding claims resulting from the assertion of liability by third parties) and such claim is, under the terms hereof, to be asserted, in whole or in part, against the Shareholder (whether in addition to claims against, or after exhaustion of, the Escrow Shares) pursuant to Section 7.2, Aspen shall promptly give written notice thereof to the Shareholder, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If the Shareholder, within twenty (20) days after receipt of Aspen's notice of claim, does not give written notice to Aspen announcing his intent to contest such assertion of Aspen, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and the Shareholder shall, within fifteen (15) days after expiration of the prior notice period, deliver to Aspen the amount of the claim in the manner provided in Section 7.2. In the event, however, that the Shareholder contests the assertion of a claim by giving such written notice to Aspen within said period, then the parties shall act in good faith to reach agreement regarding such claim.

        5. PROCEDURE FOR INDEMNIFICATION OF THE SHAREHOLDER WITH RESPECT TO NON-THIRD PARTY CLAIMS. Whenever any claim shall arise for indemnification by Aspen pursuant to Section 7.3 (but excluding claims resulting from the assertion of liability by third parties), the Shareholder shall promptly give written notice thereof to Aspen, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If Aspen, within twenty (20) days after receipt of the Shareholder's notice of claim, does not give written notice to the Shareholder announcing its intent to contest such assertion of the Shareholder, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and Aspen shall, within fifteen
(15) days after expiration of the prior notice period, deliver to the Shareholder the amount of the claim. In the event, however, that Aspen contests the assertion



                                       32.

of a claim by giving such written notice to the Shareholder within said period, then the parties shall act in good faith to reach agreement regarding such claim.

        6. PROCEDURE FOR INDEMNIFICATION OF ASPEN WITH RESPECT TO THIRD-PARTY CLAIMS. If Aspen or any other Indemnified Party under Section 7.2 determines to seek indemnification with respect to a claim resulting from the assertion of liability by third parties, it shall follow the procedures set forth in Section
7.2. Aspen shall select and employ counsel in such case (which counsel shall be subject to the reasonable approval of the Shareholder, which approval shall not be unreasonably withheld), and Aspen shall be reimbursed for the fees and expenses of such counsel as such fees and expenses accrue, in accordance with procedures set forth in Section 7.2 for the satisfaction of claims. Aspen shall not, without the Shareholder's written consent (which consents shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof.

        7. PROCEDURE FOR INDEMNIFICATION OF THE SHAREHOLDER WITH RESPECT TO THIRD-PARTY CLAIMS.

               a. If the Shareholder determines to seek indemnification under
Section 7.3 with respect to a claim resulting from the assertion of liability by third parties, the Shareholder shall promptly give notice to Aspen of facts upon which any such claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Shareholder. In case any such liability is asserted against the Shareholder, and the Shareholder notifies Aspen thereof, Aspen will be entitled, if Aspen so elects by written notice delivered to the Shareholder within ten business days after receiving the Shareholders' notice, to assume the defense thereof with counsel reasonably satisfactory to the Shareholder. Notwithstanding the foregoing, (i) the Shareholder shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Shareholder unless the Shareholder shall reasonably determine that there is a conflict of interest between the Shareholder on the one hand, and Aspen on the other hand, with respect to such claim, in which case the fees and expenses of such counsel will be borne by Aspen and (ii) the rights of the Shareholder to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Aspen is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

               b. In the event that Aspen, within ten business days after receipt of the aforesaid notice of a claim, fails to assume the defense of the Shareholder against such claim, the Shareholder shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Aspen.

               c. Notwithstanding anything in this Article VII to the contrary, if there is a reasonable probability that a claim may materially adversely affect the Shareholder, the Shareholder shall have the right to participate (at the Shareholder's expense) in such defense, compromise, or settlement and Aspen shall not, without the Shareholder's written consent (which



                                       33.

consent shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Shareholder a release from all liability in form and substance satisfactory to the Shareholder in respect of such claim. If Aspen notifies the Shareholder that it wishes to accept a bona fide written offer from any such claimant or plaintiff (which offer includes a release of the Shareholder from all liability in respect of such claim), and the Shareholder does not consent to such settlement, Aspen shall not be liable under this
Section 7.7 for the amount by which any Losses from any subsequent settlement or judgment with respect to such claim exceeds such bona fide written settlement offer.

                                  ARTICLE VIII

                                     CLOSING

        1. CLOSING OF TRANSACTION. The Closing of the Exchange (the "Closing Date") shall take place simultaneously with the signing of this Agreement, unless another date shall be mutually agreed upon by the parties. The Closing shall take place at the offices of Troy & Gould, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067.

        2. DELIVERIES AT SIGNING OF AGREEMENT. Prior to executing this Agreement, Aspen and the Company shall provide respective Board Minutes approving the terms of this Agreement and the transaction contemplated herein.

        3. DELIVERIES AT CLOSING BY THE COMPANY. The Company shall deliver or cause to de delivered to Aspen at the Closing:

               a. a copy of a consent of the Company's Board of Directors authorizing the Company to take the necessary steps toward closing the transaction described by this Agreement;

               b. a copy of a Certificate of Good Standing for the Company issued not more than fifteen days prior to Closing by the California Secretary of State;

               c. a certificate signed by the Company's Chief Financial Officer dated as of the Closing Date stating that the Company's financial statements, as determined in accordance with generally accepted accounting principles ("GAAP"), as of the Closing Date continue accurately to reflect the financial condition of the Company as of the time periods covered, and that nothing has occurred since the last balance sheet date (October 31, 1996) which would render such financial statements to be misleading or incorrect; and

               d. an opinion rendered by legal counsel to the Company.

        4. DELIVERIES AT CLOSING BY ASPEN. Aspen shall deliver to the Shareholder, at Closing:



                                       34.

               a. certificates representing the Aspen Shares, in the name of the Shareholder, or any nominee as may be designated by the Shareholder, each in the appropriate denomination, requested by the Shareholder, with the aggregate amount being as described in Section 1.4(b).

               b. Aspen shall deliver to the new Aspen Board, appointed pursuant to Section 5.3(e) above, at Closing:

                             (i)    all of Aspen's corporate records;

                             (ii) executed bank forms for Aspen's bank accounts
reflecting a change in management and signatories to said bank accounts; and

                             (iii) certificate(s) of Aspen Common Stock
representing 760,600 shares marked as cancelled.

               c. Aspen shall deliver or cause to be delivered to the Company, at the Closing:

                              (i) a copy of consent of Aspen's Board of
Directors authorizing Aspen to take the necessary steps toward Closing the transaction described by this Agreement;

                             (ii) a copy of a Certificate of Good Standing for
Aspen issued not more than fifteen days prior to the Closing by the Delaware Secretary of State; and

                             (iii) an originally signed Notice of Sale Pursuant
to California Corporations Code Section 25102(f) relating to this transaction;

                             (iv) certificates representing 810,000 shares of
the Common Stock of Aspen pledged to Aspen pursuant to that certain Pledge Agreement dated January 21, 1997;

                              (v) an opinion rendered by legal counsel to Aspen;
and

                              (vi) a Registration Rights Agreement and Escrow
Agreement signed by Aspen.

        5. DELIVERIES AT CLOSING BY SHAREHOLDER. The Shareholder shall deliver to Aspen at the Closing:

               a. certificates representing all shares of the Company Common Stock and Company Preferred Stock as described in Section 1.4(b), together with stock powers endorsed in blank by the Shareholder;

               b. an agreement from the Shareholder exchanging his shares of the Company and agreeing to a restriction on the transfer of the Aspen Shares as described in Section 3.6 above; and



                                       35.

               c. a certificate representing 750,000 shares of Aspen Common Stock to be deposited in the Escrow Account as set forth in Section 1.8.

               d. an Escrow Agreement signed by the Shareholder.

                                   ARTICLE IX

                                  MISCELLANEOUS

        1. NOTICES. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile, provided that such facsimile is followed the same day by the mailing of such notice by certified or registered mail, postage prepaid (a "Mailing")) or the third day after a Mailing, as follows:

                      (i)    If to Aspen:
                             Aspen West Group, Inc.
                             20501 Ventura Boulevard, Suite 116
                             Woodland Hills, CA 91364
                             Facsimile: 818-702-9439

                      With a copy to:

                             Roger Linn, Esq.
                             Bartel Eng Linn & Schroder
                             300 Capitol Mall, Suite 1100
                             Sacramento, CA 95814
                             Facsimile: 916-442-3442

                      (ii) If to the Company:

                             WSL Inc.
                             20301 Nordhoff Street
                             Chatsworth, CA  91311
                             Attention:  Warren Levy
                             Facsimile: 818-700-6489

                      With a copy to:

                             Istvan Benko, Esq.
                             Troy & Gould
                             1801 Century Park East, 16th Floor
                             Los Angeles, CA  90067
                             Facsimile:  310-201-4746



                                       36.

                      (iii) If to the Shareholder:

                             Warren E. Levy
                             c/o WSL Inc.
                             20301 Nordhoff Street
                             Chatsworth, CA  91311
                             Facsimile: 818-700-6489

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

        2. ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement and the exhibits and schedules hereto and the documents referred to herein constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, the Term Sheet dated January 6, 1997, by and among Aspen, the Company and Century Financial Partners, Inc. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights and remedies available to Aspen, the Company and the Shareholder pursuant to this Agreement and all exhibits hereunder shall be cumulative.

        3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

        4. SUCCESSORS AND ASSIGNS. Neither the Shareholder nor the Company, without the prior express written consent of Aspen, may assign this Agreement in whole or in part. Aspen may assign this Agreement, in whole or in part; provided, that Aspen shall remain obligated hereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

        5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California.

        6. EXPENSES. WSL shall pay all fees of WSL's counsel in connection with this transaction. Immediately prior to the Closing, Aspen shall pay (i) $10,000 of the fees of Aspen's counsel incurred in connection with this Agreement, and
(ii) $10,000 of the costs incurred by Century Financial Partners, Inc. ("Century") in connection with the Agreement. In addition, Aspen shall execute and deliver to Century at the Closing a promissory note in the principal amount of $20,000 in payment of fees of Century's counsel incurred in connection with this Agreement. Each party hereto shall pay all other fees and expenses incurred by it in connection with this Agreement and the Transactions.



                                       37.

        7. ATTORNEYS' FEES. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

        8. ARBITRATION. Any controversy or claim arising from or relating to this Agreement, or its making, performance, or interpretation, will be settled by binding arbitration before one arbitrator mutually acceptable to all parties in Los Angeles, California, under the commercial arbitration rules of the American Arbitration Association then existing. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

        9. CONSENT TO SERVICE OF PROCESS. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of California and of any Federal court located in such state in connection with any action, suit or other proceeding arising out of or relating to this Agreement.

        10. COVENANT NOT TO COMPETE. The Shareholder agrees that for a period of five (5) years from the Closing Date, he shall not, except as an officer employee, director or shareholder of the Company or Aspen, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity, to engage in the manufacture, assembly or sales of golf clubs (the "Competitive Business") wherever the Company conducts such business. Notwithstanding anything to the contrary herein, the Shareholder may, without violating the provisions of this
Section 9.10, purchase and hold up to 5% of any entity whose shares are publicly traded on NASDAQ or any U.S. stock exchange, whether or not such entity is engaged in a Competitive Business. Any provision of this Section 9.10 which is deemed invalid or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions of this paragraph in such jurisdiction or rendering that or any other provisions of this Agreement invalid or unenforceable in any other jurisdiction. If any covenant should be deemed invalid or unenforceable because of its scope, geographical area or duration, or any combination thereof, such covenant shall be modified and reformed so that the scope, geographic area and duration of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid and enforceable.

        11. GENDER AND NUMBER. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

        12. CONSTRUCTION OF AGREEMENT. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto.



                                       38.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

THE COMPANY                                  ASPEN

WSL INC.                                     ASPEN WEST GROUP, INC.

By:    /s/Warren E. Levy                     By:   /s/ Sim Farar
   ----------------------------                 ----------------------------
-------------------------------

Title:   President                           Title:   President
      -------------------------                    -------------------------

THE SHAREHOLDER:



 /s/ Warren E. Levy
-------------------------------
Warren E. Levy



                                       39.